Exhibit (o)

Universal VIA Generation Growth

Universal Life Insurance Company (the “Company”)

Issued through: Fortune VII Separate Account

Contract Classes: Generation Growth, Generation Growth ADV

Summary Prospectus for New Investors

December ___, 2021

This summary prospectus (the “Summary Prospectus”) summarizes key features of the contract. Before you invest, you should also review the statutory prospectus (the “Prospectus”) for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at www.universalpr.com. You can also obtain this information by calling -787-706-7095, by sending an email request toannuities@universalpr.com, or by calling your financial intermediary.

You invest to accumulate value on a tax-deferred basis in one or more of our investment options: (i) variable investment options listed in Appendix “Portfolio Companies available under the contract”, and (ii) the structured investment option (“SIO”). The SIO gives you the opportunity to earn interest that we will credit based, in part, on the performance of an external index over a set period, although you could also experience a negative return and a significant loss of principal and previously credited interest. See the SIO offering circular for more information.

Offers and sales of the SIO are made under an exemption from registration, and have not been registered under the Securities Act of 1933. Under the terms of that exemption, for a period of six months from the date of any sale of the SIO, any resale of that SIO would be allowed only to persons resident within Puerto Rico. Please note, however, that the SIO can be resold only back to Universal Life.

The VIA Generation Growth ADV series is available through advisors who charge an advisory fee for their services, and this fee is in addition to contract fees and expenses. If you elect to pay the advisory fee from your account value, then this deduction will be treated as a withdrawal and will reduce the standard death benefit or the Return of Premium death benefit.

Contract Owners have a fifteen calendar day right to review and examine the Contract. The Contract may be returned to Universal Life’s home office for any reason within fifteen days of delivery from Universal Life’s home office and Universal Life will refund the Contract Value. The refunded Contract Value will reflect the value of the underlying investments in the Contract after deducting any Contract charges, unless otherwise required by law. Please be advised that the purchase payments received by Universal Life during such fifteen-day period will be invested in accordance with the instructions of the Contract Owner. If the Contract Owner decides to cancel during the fifteen-day period, the value of the Contract will therefore depend on the value of the underlying investments in the Contract.

We reserve the right to stop accepting any application or contribution from you at any time, including after you purchase the contract. If you have the Return of Premium death benefit and we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract you may no longer be able to fund your benefit. This means that you may no longer be able to increase your benefit base through contributions.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Electronic delivery of shareholder reports (pursuant to Rule 30e-3). Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the shareholder reports for portfolio companies available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically from the Company by calling 787-706-7095 or by calling your financial intermediary.

You may elect to receive all future reports in paper free of charge. You can inform the Company that you wish to continue receiving paper copies of your shareholder reports by calling 787-706-7095 or by sending an email request to annuities@universalpr.com or by calling your financial intermediary. Your election to receive reports in paper will apply to all portfolio companies available under your contract.

Definitions of Key Terms

Account value — Your account value is the total of the values you have in the variable investment options.

Annuitant — The “annuitant” is the person upon whose life annuity payments are based.

Business Day — Our “business day” is generally any day the New York Stock Exchange (“NYSE”) is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). If the SEC determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a business day.

Cash Value — At any time before annuity payments begin, your contract’s “cash value” is equal to the account value less: (i) as applicable, the total amount or a pro rata portion of the Contract Maintenance Fee, and a pro rata portion of the Return of Premium death benefit charge; and (ii) any applicable withdrawal charges.

Contract Date — The “contract date” is the effective date of the contract. Your contract date will be shown in your contract.

Contract date anniversary — The end of each 12-month period is your “contract date anniversary.” For example, if your contract date is May 1st, your contract date anniversary is April 30th. If the contract date anniversary falls on a non- business day, then the transaction date for any transaction that is scheduled to occur on such anniversary will be the immediately preceding business day.

Contract Year — The “contract year” is the 12-month period beginning on your contract date and each 12-month period after that date.

Free look — If for any reason you are not satisfied with your contract, you may exercise your cancellation right under the contract to receive a refund, but only if you return your contract within the prescribed period. This is your “Free look” right under the contract. Your refund will generally reflect any gain or loss in your investment options.

IRA — Individual retirement annuity contract, either traditional IRA or Roth IRA (may also refer to an individual retirement account or an individual retirement arrangement).

NQ contract — Nonqualified annuity contract.

Owner — The “owner” is the person who is the named owner in the contract and, if an individual, is the measuring life for determining contract benefits.

Return of Premium death benefit — An optional rider that provides a death benefit calculated based on the greater of your account value or contributions to your contract, adjusted for withdrawals. There is an additional charge for the Return of Premium death benefit under the contract.

Structured Investment Option — the Structured Investment Option or SIO, gives you the opportunity to earn interest that we will credit by investing in one or more Segments, each of which provides performance tied to the performance of an Index for a set period. You could also experience a negative return and a significant loss of principal and previously credited interest. See the SIO offering circular for more information.

Important Information You Should Consider About The Contract

FEES AND EXPENSES
Charges for Early Withdrawals

Universal VIA Generation Growth— If you surrender your contract, apply your cash value to a non-life contingent annuity payment option, or withdraw money from the contract within 6 years following your last contribution, you will be assessed a withdrawal charge of up to 7% of contributions withdrawn. For example, if you make a withdrawal in the first year, you could pay a withdrawal charge of up to $7,000 on a $100,000 investment.

Universal VIA Generation Growth ADV — No withdrawal charge.

There is an interim value adjustment for amounts withdrawn from a Segment of the SIO before Segment maturity, which could result in up to a 90% loss of the Segment Investment. See the SIO offering circular for more information.

For additional information about charges for surrenders and early withdrawals see “Withdrawal charge” in “Charges and expenses” in the Prospectus.

Transaction Charges

In addition to surrender charges, you may also be charged for other transactions (for special requests such as wire transfers, express mail, duplicate contracts, preparing checks, third-party transfers or exchanges, or when you transfer between investment options in excess a certain number). Under the Universal VIA Generation Growth ADV contract, if the fee for the advisory services you are receiving is taken from account value, then account value will be reduced for any such charge.

For additional information about transaction charges see “Charges that the Company deducts” in “Charges and expenses” in the Prospectus.

Ongoing Fees and Expenses (annual charges)	Each series of the contract provides for different ongoing fees and expenses. The table below describes the fees and expenses that you may pay each year under the contract, depending on the options you choose. For the Generation Growth ADV contracts, the fees and expenses in the table below do not reflect any advisory fees paid to financial intermediaries from the contract value or other assets of the owner; if such fees were reflected the below fees and charges would be higher. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Annual Fee	Minimum	Maximum
Base Contract (varies by contract series)(1) (4)	0.50%	1.55%
Investment options (Portfolio company fees and expenses)(2)	0.55%	1.29%
Optional benefits available for an additional charge (for a single optional benefit, if elected)(3)	0.30%	0.50%

(1)	Expressed as an annual percent of daily net assets. Included as part of base contract expense for the maximum charge attributable to the Generation Growth contracts, is the effect of the $50 annual Contract Maintenance Fee.
(2)	Expressed as an annual percentage of daily net assets in the Portfolio. This range is for the year ended December 31, 2020 and could change from year to year.
(3)	Expressed as an annual percentage of the applicable benefit base.
(4)	Puerto Rico Tax Charge, included as part of the Base Contract fee, will be deducted on an annual basis from each variable account and equals 0.10% of the net asset value of each variable account as of December 31 of each calendar year.

Lowest Annual Cost $1,425	Highest Annual Cost $3,368
Assumes:	Assumes:
• Investment of $100,000	• Investment of $100,000
• 5% annual appreciation	• 5% annual appreciation
• Least expensive combination of contract series (Generation Growth ADV) and Portfolio company fees and expenses	• Most expensive combination of contract series (Generation Growth) , optional benefits (Return of Premium death benefit) and Portfolio
• No sales charges or advisory fees	company fees and expenses
• No additional contributions, transfers or	• No sales charges or advisory fees
withdrawals	• No additional contributions, transfers or withdrawals

For additional information about ongoing fees and expenses, see “Fee Table” in this Prospectus.

RISKS
Risk of Loss

The contract is subject to the risk of loss. You could lose some or all of your account value.

For additional information about the risk of loss see “Principal risks of investing in the contract” in the Prospectus.

Not a Short-Term Investment

The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash because the contract is designed to provide for the accumulation of retirement savings and income on a long-term basis. As such, you should not use the contract as a short-term investment or savings vehicle. A withdrawal charge may apply in certain circumstances and any withdrawals may also be subject to federal and state income taxes and tax penalties.

For additional information about the investment profile of the contract see “Fee Table” in the Prospectus.

Risks Associated with Investment Options

An investment in the contract is subject to the risk of poor investment performance and can vary depending on the performance of the variable investment options (e.g., the Portfolios) and the SIO. Each investment option, including the SIO, available under the contract, has its own unique risks. You should review the investment options and Segments of the SIO available under the contract before making an investment decision.

For additional information about the risks associated with investment options see “Variable investment options” and “Portfolios of the Trusts” in “Purchasing the contract” in the Prospectus, as well as, “Risks factors” and “Structured Investment Option” in “Description of the Structured Investment Option” in the SIO offering circular. See also Appendix “Portfolio Companies available under the contract” in the Prospectus.

Insurance Company Risks

An investment in the contract is subject to the risks related to the Company. The Company is solely responsible to the contract owner for the contract’s account value. The general obligations, including the SIO, under the contract are supported by our general account and are subject to our claims paying ability. An owner should look solely to our financial strength for our claims-paying ability. More information about the Company, including our financial strength ratings, may be obtained at www.universalpr.com.

For additional information about insurance company risks see “About the general account” in “More information” in the Prospectus.

RESTRICTIONS
Investments

We may, at any time, exercise our rights to limit or terminate your contributions, allocations and transfers to any of the investment options and to limit the number of investment options, which you may select. Such rights include, among others, combining any two or more investment options and transferring account value from any investment option to another investment option.

For more information, see “About Fortune VII Separate Account “More information” in the Prospectus.

Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for any transfers in excess of 12 per contract year. We will provide you with advance notice if we decide to assess the transfer charge, which will never exceed $35 per transfer.

For additional information about the investment options, including information regarding volatility management strategies and techniques, see “Transfer charge” in “Charges and expenses” and “Portfolios of the Trusts” in “Purchasing the contract” in the Prospectus. See also the SIO offering circular.

Optional Benefits

At any time, we have the right to limit or terminate your ability to contribute to any of the investment options. If you have one or more guaranteed benefits like the Return of Premium Death Benefit (which are also known as optional benefits) and we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract, you may no longer be able to fund your guaranteed benefit(s).

If you elect the Return of Premium death benefit you generally cannot make additional contributions to your contract once you reach age 76 (or after the first contract year, if later).

Withdrawals, including withdrawals to pay advisory fees, that exceed limits specified by the terms of an optional benefit may affect the availability of the benefit by reducing the benefit by an amount greater than the value withdrawn, and/or could terminate the benefit.

If you purchase a Generation Growth ADV contract and you elect to pay the advisory fee from your account value, then this deduction will be treated as a withdrawal and will reduce the standard death benefit and the Return of Premium death benefit See “Fee based programs” in “Purchasing the contract” in the Prospectus.

For additional information about the optional benefits see “How you can purchase and contribute to your contract” in “Purchasing the contract” and “Benefits available under the contract” in the Prospectus.

TAXES
Tax Implications

You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the contract. There is no additional tax benefit to you if the contract is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax and may be subject to tax penalties. Generally, you are not taxed until you make a withdrawal from the contract.

For additional information about tax implications see “Tax information” in the Prospectus.

CONFLICTS OF INTEREST
Investment Professional Compensation

Some financial professionals may receive compensation for selling the contract to you, both in the form of commissions or in the form of contribution-based compensation. Financial professionals may also receive additional compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”). This conflict of interest may influence the financial professional to recommend this contract over another investment.

For additional information about compensation to financial professionals see “Distribution of the contracts” in “More information” in the Prospectus.

Exchanges

Some financial professionals may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable to purchase the new contract rather than continue to own your existing contract.

For additional information about exchanges see “Charge for third-party transfer or exchange” in “Charges and expenses” in the Prospectus.

Overview of the Contract

Purpose of the Contract

The contract is designed to help you accumulate assets through investments in underlying Portfolios and the SIO during the accumulation phase. It can provide or supplement your retirement income by providing a stream of income payments during the annuity phase. It also provides death benefits to protect your beneficiaries. The contract may be appropriate if you have a long-term investment horizon. It is not intended for people who may need to access invested funds within a short-term timeframe or frequently, or who intend to engage in frequent transfers of the underlying Portfolios.

Phases of the Contract

The contract has two phases: an accumulation (savings) phase and an income (annuity) phase.

Accumulation (Savings) Phase

During the accumulation phase, you can allocate your contributions to one or more of the available investment options, which include:

•	variable investment options,

•	Segments of the SIO which are index-linked investment options. See the offering circular for the SIO for more information, and

•	the account for dollar cost averaging.

For additional information about each underlying Portfolio see Appendix “Portfolio Companies available under the contract.”

Income (Annuity) Phase

You enter the income phase when you annuitize your contract. During the income phase, you will receive a stream of fixed income payments for the annuity payout period of time you elect. You can elect to receive annuity payments (1) for a specified time period; (2) of a specified amount until the amount applied to the option is exhausted and (3) for life. Please note that when you annuitize, your investments are converted to income payments and you will no longer be able to make any additional withdrawals from your contract. All accumulation phase benefits terminate upon annuitization and the contract has a maximum annuity commencement date.

Contract Features

The contract provides for the accumulation of retirement savings and income. The contract offers income and death benefit protection, and offers various payout options.

Contract Classes

You can purchase one of two contract classes that have different ongoing fees and surrender charges. For example, the contract offers Universal VIA Generation Growth with a 6 year withdrawal charge period and a 1.55% base contract fee, and Universal VIA Generation Growth ADV with no withdrawal charge and a 0.50% base contract fee.

Access to Your Money

During the accumulation phase you can take withdrawals from your contract. Withdrawals will reduce your account value and may be subject to surrender charges and income taxes. Withdrawals will also generally reduce your guaranteed benefits and the amount of the reduction may be greater than the dollar amount of the withdrawal.

Death Benefits

Your contract includes a standard death benefit that pays your beneficiaries an amount equal to your account value. For an additional fee, you can purchase the Return of Premium death benefit that provides a different minimum payment guarantee.

Rebalancing and Dollar Cost Averaging

You can elect to have your account value automatically rebalanced at no additional charge. You can automatically reallocate your account value among your variable investment options. You can also elect to allocate your investments using a dollar cost averaging program at no additional charge. Generally, you may not elect both a dollar cost averaging program and a rebalancing option.

Other contracts

We offer other fixed and variable annuity contracts. They may offer features, including investment options, credits, fees, death or income guarantee benefits and/or charges that are different from those in the contracts offered by this Prospectus. Not every contract is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding our other annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of our annuity contracts.

You should work with your financial professional to decide whether this contract and any optional benefit is appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, tax planning needs, time horizons and risk tolerance.

Fee based programs

You may purchase a Universal VIA Generation Growth ADV contract only if you are a participant in an account established under a fee-based program sponsored and maintained by a registered broker-dealer or other financial intermediary we approve. If you elect to pay the advisory fee from your account value, then this deduction will be treated as a withdrawal and will reduce the standard death benefit and the Return of Premium death benefit, and may also be subject to income taxes.

Benefits Available Under The Contract

Summary of Benefits

The following tables summarize important information about the benefits available under the contract.

Death Benefits

These death benefits are available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/ Limitations
			Max	Current
Standard Death Benefit	Guarantees beneficiaries will receive a benefit equal to your account value.	Standard	No Charge		• Available only at contract purchase • With respect to the Generation Growth ADV contract, if you pay advisory fee from your account value, standard death benefit will be reduced.

Return of Premium Death Benefit	Guarantees beneficiaries will receive a benefit at least equal to your contributions less adjusted withdrawals.	Optional	0.50%(1)	0.30%(1)

•    Available only at contract purchase

•    Available only to contract holder age 75 or younger

•    Withdrawals, including payment of advisor fees, could significantly reduce or terminate the benefit

•    Generally no contributions once reach age 76

(1)	Expressed as an annual percentage of the benefit base.

Other Benefits

These other benefits are available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/Limitations
			Max	Current
Rebalancing	Periodically rebalance to your desired asset mix.	Optional	No Charge		• Must rebalance 100% of account value

Dollar Cost Averaging	Transfer account value to selected investment options on a regular basis to potentially reduce the impact of market volatility.	Optional	No Charge		• $5,000 minimum to begin program

Buying the Contract

You may purchase a contract by making payments to us that we call “contributions.” We can refuse to accept an application from you or any contribution from you at any time, including after you purchase the contract. We require a minimum contribution amount for each type of contract purchased. Maximum contribution limitations also apply.

Maximum issue age

The maximum issue age for non-qualified, IRA and qualified plan contracts is 85.

Minimum initial and subsequent contribution amounts

The minimum initial contribution is generally $5,000 for Generation Growth contracts and $25,000 for Generation Growth. Each subsequent contribution generally must be at least $500 (except for certain IRAs—$50 for Traditional and Roth IRAs).

Limitations on contributions to the contract

We reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. This means that if you have one or more guaranteed benefits like the Return of Premium death benefit and we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract you may no longer be able to fund the guaranteed benefit(s).

When initial and subsequent contributions are credited

Initial Contribution

If your application is in good order when we receive it for application processing purposes, your contribution will be applied within two business days. If any information we require to issue your contract is missing or unclear, we will hold your contribution while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the contribution to you, unless you or your financial professional acting on your behalf specifically direct us to keep your contribution until we receive the required information. The contribution will be applied as of the date we receive the missing information.

Subsequent Contributions

If we receive a subsequent contribution before the close of the NYSE (typically 4:00 pm eastern), we will credit that contribution that day. If we receive your subsequent contribution after the close of the NYSE, your contribution will be applied the next business day.

There are different policies and restrictions regarding contributions to Segments of the SIO. See the SIO offering circular for more information.

Additional limitations on contributions to the contract

Additional limitations on contributions and the source of contributions apply based on the type of contract, such as non-qualified or particular types of IRAs.

Making Withdrawals: Accessing the Money in Your Contract

Accessing your money

You have several ways to access your account value before annuity payments begin. You may take partial withdrawals from your contract at any time or, depending on your specific situation, set up or a systematic withdrawal plan You may also surrender your contract to receive its cash value at any time while an owner is living (or for contracts with non-natural owners, while an annuitant is living) and before you begin to receive annuity payments. We will generally send you the full requested withdrawal amount and deduct any applicable surrender charges from account value unless your request otherwise.

Withdrawals will reduce your account value and may be subject to withdrawal charges and income taxes. Withdrawals may also reduce (possibly on a greater than dollar-for-dollar basis) or terminate any guaranteed benefits. Surrenders also may be subject to withdrawal charges and income taxes

Please see “Accessing your money” in the Prospectus for more information on the ways you may withdraw your account value.

There are different policies, restrictions and adjustments regarding withdrawals from Segments of the SIO. See the SIO offering circular for more information.

Free withdrawal amount

Each contract year you can withdraw a certain amount from your contract without paying a withdrawal charge.

When to expect payments

Generally, we will fulfill requests for payments out of the variable investment options within ten calendar days after the business day the transaction request is received by us in good order. These transactions may include applying proceeds to a payout annuity, transfers payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge, if applicable) and, upon surrender, payment of the cash value.

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, surrendering or making withdrawals from the contract. Each of the charges and expenses is more fully described in “Charges and expenses”. The fees and expenses for the ADV series do not reflect any advisory fees paid to investment advisors from the account value or other assets of the owner and the cumulative effect of these charges would increase the overall cost of a Universal VIA Generation Growth ADV contract. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes fees and expenses that you will pay at the time that you surrender the contract or if you make certain withdrawals, transfers or request special services.

TRANSACTION EXPENSES

	Generation Growth	Generation Growth ADV

Sales Load Imposed on Purchases	None	None
Withdrawal Charge (as a percentage of contributions withdrawn)	7.00%(1)	None
Transfer Fee(2)	$35	$35
Third Party Transfer or Exchange Fee(3)	$125	$125
Special Service Charges(4)	$280	$280
Segment Interim Value (applies for distributions from a Segment of the SIO	90% of	90% of
prior to the Segment Maturity Date)(5)	Segment	Segment
	Investment	Investment

(1)	For Generation Growth only, the charge percentage we use is determined by the number of years since receipt of the contribution to which the charge relates if you make a withdrawal, surrender your contract to receive its cash value, or surrender your contract to apply your cash value to a non-life contingent annuity payment option. For each contribution, we consider the year in which we receive that contribution to be “year 1”.

Charge as a % of contribution for each year following contribution
	1	2	3	4	5	6	7+
Generation Growth	7%	7%	6%	6%	5%	3%	0%

(2)	Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for transfers in excess of 12 transfers per contract year. We will charge no more than $35 for each transfer at the time each transfer is processed. See “Transfer charge” in “Charges and expenses”.

(3)	Currently, we do not charge for third party transfers or exchanges. However, we reserve the right to discontinue this waiver at any time, with or without notice. The maximum third party transfer or exchange fee is $125. The current charge (which, as described above is waived) is $65. These charges may increase over time to cover our administrative costs. We may discontinue these services at any time.

(4)	Special service charges include (1) express mail charge equal to a maximum of $35; (2) wire transfer charge equal to a maximum of $90; (3) duplicate contract charge equal to a maximum of $35; (4) check preparation charge equal to a maximum of $85; and (5) Duplicate Annual and/or Quarterly Statement of Account or Annual Payout Statement Charge, equal to a maximum of $35. These charges may increase over time to cover our administrative costs. We may discontinue these services at any time.

(5)	The actual amount of the Segment Interim Value calculation is determined by a formula that depends on, among other things, the Segment Buffer and how the Index has performed since the Segment Start Date. The maximum loss would occur if there is a total distribution for a Segment at a time when the Index price has declined to zero. If you surrender or cancel your variable annuity contract, die, transfer or make a withdrawal from a Segment before the Segment Maturity Date, the Segment Buffer will not necessarily apply to the extent it would on the Segment Maturity Date, and any upside performance will be limited to a percentage lower than the Performance Cap Rate. See the separate offering circular for the SIO for more information.

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including Portfolio fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Annual Contract Expenses

	Generation Growth	Generation Growth ADV

Administrative Expenses (Annual Contract Maintenance Fee)(1)	$50	None
Base Contract Expenses (as a percentage of daily net assets)(2) (3)	1.50%	0.50%
Optional Benefits Expenses (as a percentage of the benefit base)(4)
Return of Premium death benefit charge	0.50%(5)	0.50%(5)

(1)	Beginning with your first contract date anniversary, we will deduct this charge on any contract date anniversary on which your account value is less than $100,000. If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year. Otherwise, we will deduct the full charge.
(2)	Base Contract Expenses in this Fee Table include the Operations charge, the Administrative charge, the Distribution charge, the Administration charge, and the Puerto Rico separate account tax charge. The Base Contract Fee reduces the Segment Rate of Return for the SIO. If the contract is surrendered or annuitized, a withdrawal or transfer out is taken, or a death benefit is paid, on any date other than the Segment Maturity Date for the SIO, we will deduct a pro rata portion of the charge from each Segment as part of the Segment Interim Value calculation.
(3)	Puerto Rico Tax Charge, included as part of the Base Contract fee, will be deducted on an annual basis from each variable account and equals 0.10% of the net asset value of each variable account as of December 31 of each calendar year.
(4)	The benefit base is equal to your initial contribution to the contract less any withdrawals you made from the contract.
(5)	The current charge is 0.30%.

The next item shows the minimum and maximum total operating expenses charged by the Portfolio companies that you may pay periodically during the time that you own the contract. A complete list of Portfolio companies available under the contract, including their annual expenses, may be found at the back of this document. See Appendix “Portfolio Companies available under the contract.” These expenses are for the period ended December 31, 2020, and may fluctuate from year to year.

Annual Portfolio Expenses
	Minimum	Maximum
Annual Portfolio Expenses prior to Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, service fees, and other expenses)	0.55%	1.29%
Annual Portfolio Expenses after Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, service fees, and other expenses)

Example

These Examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual contract expenses, and annual Portfolio company expenses. The examples for the ADV series do not reflect any advisory fees paid to investment advisors from the account value or other assets of the owner; however, if they did the expenses shown would be higher.

These Examples assume that you invest $100,000 in the contract for the time periods indicated. The Examples also assume that your investment has a 5% return each year and assume the most expensive combination of annual Portfolio company expenses, Return of Premium death benefit (at its maximum charge) and that all account value is in the variable investment options.

Although your actual costs may be higher or lower, based on these assumptions, your cost would be:

If you surrender your contract or annuitize (under a non-life option) at the end of the applicable time period					If you do not surrender your contract
	1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
Generation Growth	$10,368	$16,276	$22,418	$ 36,405	$3,368	$ 10,276	$ 17,418	$ 36,405

Generation Growth ADV	$ 2,371	$7,303	$ 12,501	$26,805	$2,371	$7,303	$ 12,501	$ 26,755

Appendix: Portfolio Companies Available Under the Contract

The following is a list of Portfolio Companies available under the contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at www.universalpr.com. You can request this information at no cost by calling 787-706-7095 or by sending an email request to annuities@universalpr.com

The current expenses and performance information below reflect fee and expenses of the Portfolios, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

TYPE	Portfolio Company - Investment Adviser; Sub Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 year	5 year	10 year
Equity	1290 VT Equity Income — EIMG; Barrow, Hanley, Mewhinney & Strauss, LLC	0.95%^	-4.52%	1.55%	6.50%
Specialty	1290 VT GAMCO Mergers & Acquisitions — EIMG; GAMCO Asset Management, Inc.	1.30%^	-1.33%	0.66%	3.12%
Fixed Income	1290 VT High Yield Bond — EIMG; AXA Investment Managers, Inc.; Post Advisory Group, LLC	1.05%^	6.48%	5.55%	6.93%
Equity	1290 VT Micro Cap — EIMG; BlackRock Investment Management, LLC; Lord, Abbett & Co. LLC	1.15%^	50.22%	22.77%	20.81%
Equity	1290 VT Small Cap Value — EIMG; BlackRock Investment Management, LLC; Horizon Kinetics Asset Management LLC	1.15%^	-1.51%	3.15%	8.99%
Equity	1290 VT SmartBeta Equity — EIMG; AXA Rosenberg Investment Management, LLC	1.10%^	10.95%	9.78%	11.26%
Equity	1290 VT Socially Responsible — EIMG; BlackRock Investment Management, LLC	0.93%	20.01%	14.33%	14.62%
Asset Allocation	EQ/AB Dynamic Moderate Growth # — EIMG; AllianceBernstein L.P.	1.11%^	4.43%	4.43%	5.93%
Fixed Income	EQ/AB Short Duration Government Bond — EIMG; AllianceBernstein L.P.	0.80%	0.94%	1.56%	1.01%
Asset Allocation	EQ/Aggressive Allocation† — EIMG	1.16%	15.41%	9.45%	11.17%
Asset Allocation	EQ/Balanced Strategy† - EIMG	0.99%	11.20%	7.24%	7.50%
Asset Allocation	EQ/Conservative Allocation† — EIMG	1.00%^	7.35%	4.90%	4.51%
Asset Allocation	EQ/Conservative Growth Strategy† - EIMG	0.99%	9.93%	6.43%	6.45%
Asset Allocation	EQ/Conservative-Plus Allocation† - EIMG	1.09%	9.96%	6.33%	6.51%
Fixed Income	EQ/Core Plus Bond — EIMG; AXA Investment Managers, Inc.; Brandywine Global Investment Management, LLC; Loomis, Sayles & Company, L.P.	0.95%^	14.64%	6.86%	5.11%
Equity	EQ/Emerging Markets Equity Plus — EIMG; AllianceBernstein L.P.; EARNEST Partners, LLC	1.29%^	14.10%	4.53%	10.91%
Equity	EQ/Equity 500 Index — EIMG; AllianceBernstein L.P.	0.55%^	17.76%	13.53%	14.52%
Equity	EQ/Fidelity Institutional AM® Large Cap — EIMG; FIAM LLC	0.87%^	26.32%	—	—
Asset Allocation	EQ/First Trust Moderate Growth Allocation# - EIMG; First Trust Advisors L.P.	1.20%^	6.73%	—	—

Asset Allocation	EQ/Franklin Moderate Allocation# - EIMG; FranklinAdvisers, Inc.	1.20%^	2.85%	3.60%	—
Equity	EQ/Goldman Sachs Mid Cap Value - EIMG; Goldman Sachs Asset Management L.P.	1.09%^	8.46%	—	—
Fixed Income	EQ/Intermediate Government Bond — EIMG; SSgA Funds Management, Inc.	0.65%^	4.34%	3.08%	2.00%
Equity	EQ/International Equity Index — EIMG; AllianceBernstein L.P.	0.79%^	3.89%	2.47%	6.26%
Equity	EQ/Invesco Comstock - EIMG; Invesco Advisers, Inc.	1.00%^	-0.77%	2.79%	8.51%
Equity	EQ/Invesco Global — EIMG; Invesco Advisers, Inc.	1.15%^	27.01%	12.95%	14.35%
Specialty	EQ/Invesco Global Real Assets — EIMG; Invesco Advisers, Inc.; Invesco Asset Management Ltd.	1.20%^	-12.22%	—	—
Asset Allocation	EQ/Invesco Moderate Allocation# - EIMG; Invesco Advisers, Inc.	1.20%^	8.53%	5.66%	5.98%
Asset Allocation	EQ/Invesco Moderate Growth Allocation# - EIMG; Invesco Advisers, Inc.	1.20%^	9.14%	—	—
Equity	EQ/JPMorgan Value Opportunities — EIMG; J.P. Morgan Investment Management Inc.	0.98%	11.09%	6.23%	11.39%
Equity	EQ/Large Cap Growth Index — EIMG; AllianceBernstein L.P.	0.73%	37.36%	22.03%	20.08%
Equity	EQ/Large Cap Value Index — EIMG; AllianceBernstein L.P.	0.75%	2.23%	5.39%	9.02%
Equity	EQ/MFS International Growth — EIMG; Massachusetts Financial Services Company d/ b/a MFS Investment Management	1.10%^	15.41%	10.01%	12.38%
Equity	EQ/MFS Mid Cap Focused Growth - EIMG; Massachusetts Financial Services Company d/ b/a MFS Investment Management	1.10%^	29.76%	—	—
Specialty	EQ/MFS Technology — EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.13%	46.83%	—	—
Specialty	EQ/MFS Utilities — EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.05%^	5.55%	—	—
Equity	EQ/Mid Cap Index — EIMG; AllianceBernstein L.P.	0.72%	12.84%	7.71%	11.59%
Asset Allocation	EQ/Moderate Growth Strategy† - EIMG	1.00%	12.38%	7.94%	8.52%
Asset Allocation	EQ/Moderate-Plus Allocation† — EIMG	1.12%	14.13%	8.47%	9.48%
Money Market	EQ/Money Market — EIMG; BNY Mellon Investment Adviser, Inc.	0.71%	0.20%	1.00%	0.68%
Fixed Income	EQ/PIMCO Ultra Short Bond — EIMG; Pacific Investment Management Company LLC	0.80%^	1.17%	1.56%	1.70%
Equity	EQ/Small Company Index — EIMG; AllianceBernstein L.P.	0.64%	19.73%	9.95%	12.81%
Specialty	EQ/T. Rowe Price Health Sciences — EIMG; T. Rowe Price Associates, Inc.	1.20%^	26.91%	—	—
Specialty	EQ/Wellington Energy — EIMG; Wellington Management Company LLP	1.19%^	-37.39%	—	—
Specialty	Multimanager Technology — EIMG; AllianceBernstein L.P.; Allianz Global Investors U.S. LLC; Wellington Management Company, LLP	1.25%^	53.26%	29.30%	26.79%
† EQ/ Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy as part of their investment objective and/or principal investment strategy are identified in the chart by a “†“.
# Certain other Portfolios may utilize volatility management techniques that differ from the EQ volatility management strategy and are identified in the chart by a “#”.
^ This Portfolio’s annual expenses reflect temporary fee reductions.

Universal VIA Generation Growth

Issued by

Universal Life Insurance Company

Metro Office Park, Street 1, Lot #10

Guaynabo, Puerto Rico 000968

We have filed with the Securities and Exchange Commission a Prospectus and a Statement of Additional Information (“SAI”) that include additional information about Universal VIA Generation Growth, the Company and the Fortune VII Separate Account. The Prospectus and SAI each dated December ___, 2021 are incorporated by reference into this summary prospectus. The Prospectus and SAI are available free of charge. To request a copy of either document, to ask about your contract, or to make other investor inquiries, please call 1-787-706-7095 .. The Prospectus and SAI are also available at our website, www.universalpr.com

Class/Contract Identifier: C_________

Universal Life Generation Growth Series is issued by and is a registered service mark of Universal Life Insurance Company (Universal). Distributed by Universal Financial Services, Inc.

Universal Life Insurance Company, Metro Office Park, Street 1 Lot #10, Guaynabo Puerto Rico 000968. (787) 706-7095.